Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$451,361	$435,214	$1,311,911	$1,268,591
Management fee revenue - administrative services, net	13,521	—	39,894	—
Administrative services reimbursement revenue	140,172	—	432,642	—
Service agreement revenue	7,072	7,278	21,297	21,781
Total operating revenue	612,126	442,492	1,805,744	1,290,372

Operating expenses
Cost of operations - policy issuance and renewal services	375,259	361,253	1,103,517	1,058,745
Cost of operations - administrative services	140,172	—	432,642	—
Total operating expenses	515,431	361,253	1,536,159	1,058,745
Operating income	96,695	81,239	269,585	231,627

Investment income
Net investment income	7,659	5,982	21,583	18,202
Net realized investment gains (losses)	0	899	(497)	1,539
Net impairment losses recognized in earnings	0	0	(646)	(182)
Equity in earnings of limited partnerships	772	1,537	361	1,899
Total investment income	8,431	8,418	20,801	21,458

Interest expense, net	709	377	1,864	800
Other income (expense)	54	(415)	156	(1,231)
Income before income taxes	104,471	88,865	288,678	251,054
Income tax expense	24,025	30,322	62,768	86,108
Net income	$80,446	$58,543	$225,910	$164,946

Net income per share
Class A common stock – basic	$1.73	$1.26	$4.85	$3.54
Class A common stock – diluted	$1.54	$1.12	$4.32	$3.15
Class B common stock – basic	$259	$189	$728	$531
Class B common stock – diluted	$259	$189	$727	$531

Weighted average shares outstanding – Basic
Class A common stock	46,188,941	46,188,949	46,188,522	46,186,109
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,317,438	52,316,876	52,313,642	52,342,450
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.8400	$0.7825	$2.5200	$2.3475
Class B common stock	$126.000	$117.375	$378.000	$352.125

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$244,688	$215,721
Available-for-sale securities	105,031	71,190
Receivables from Erie Insurance Exchange and affiliates	463,620	418,328
Prepaid expenses and other current assets	44,014	34,890
Federal income taxes recoverable	0	29,900
Note receivable from Erie Family Life Insurance Company	25,000	25,000
Accrued investment income	6,504	6,853
Total current assets	888,857	801,882

Available-for-sale securities	599,164	687,523
Equity securities	12,511	—
Limited partnership investments	37,088	45,122
Fixed assets, net	121,684	83,149
Deferred income taxes, net	37,660	19,390
Other assets	62,539	28,793
Total assets	$1,759,503	$1,665,859

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$257,015	$228,124
Agent bonuses	79,308	122,528
Accounts payable and accrued liabilities	113,204	104,533
Dividends payable	39,119	39,116
Contract liability	34,086	—
Deferred executive compensation	11,071	15,605
Federal income taxes payable	9,310	0
Current portion of long-term borrowings	1,395	0
Total current liabilities	544,508	509,906

Defined benefit pension plans	154,736	207,530
Employee benefit obligations	69	423
Contract liability	17,903	—
Deferred executive compensation	13,104	14,452
Long-term borrowings	98,332	74,728
Other long-term liabilities	9,828	1,476
Total liabilities	838,480	808,515

Shareholders’ equity	921,023	857,344
Total liabilities and shareholders’ equity	$1,759,503	$1,665,859

2